Exhibit 10.2

AGREEMENT TO PURCHASE ASSETS

AND ASSUME LIABILITIES

BY AND BETWEEN

ORANGE BANK OF FLORIDA

AND

OLD FLORIDA NATIONAL BANK

TABLE OF CONTENTS

ARTICLE ONE: PURCHASE OF ASSETS, REAL ESTATE AND ASSUMPTION OF DEPOSIT LIABILITIES		1
1.1	Purchased Assets	1
1.2	Assumption of Deposit Liabilities	2

ARTICLE TWO: CLOSING		2
2.1	The Closing	2
2.2	Purchase and Sale of Assets	2
2.3	Assumption of Liabilities	2
2.4	Payment for Assets and Assumption of Liabilities	3
2.5	Custodian Relationships	3
2.6	Names and Marks	3
2.7	Prorations	3
2.8	Transitional Matters	4

ARTICLE THREE: THE BANK’S REPRESENTATIONS AND WARRANTIES		4
3.1	Authority Relative to this Agreement	5
3.2	Organization and Good Standing	5
3.3	Governmental Notices	5
3.4	Litigation	5
3.5	Other Information	5
3.6	Advice of Changes	5

ARTICLE FOUR: SELLER’S REPRESENTATIONS AND WARRANTIES		5
4.1	Authority Relative to this Agreement	6
4.2	Organization and Good Standing	6
4.3	Governmental Notices	6
4.4	Litigation	6
4.5	Assets	6
4.6	Proceedings Relating to Properties	6
4.7	Taxes, Insurance and Utilities	7
4.8	Financial Statements	7
4.9	Compliance with Law	7
4.10	Employee Contracts	7
4.11	Other Information	7
4.12	Advice of Changes	8
4.13	Forms	8
4.14	Withholding Obligations	8

i

EXHIBIT A	Conveyed Real Estate Legal Description

EXHIBIT B	Assignment and Assumption of Accounts Agreement

EXHIBIT C	Assignment and Assumption of Contracts

EXHIBIT D	Assignment, Transfer, and Appointment of Successor Trustee for Individual Retirement Accounts

EXHIBIT E	Bill of Sale

SCHEDULE	Assigned Contracts

SCHEDULE II	Personal Property

SCHEDULE III	Deposits

AGREEMENT TO PURCHASE ASSETS

AND ASSUME LIABILITIES

THIS AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES (“Agreement”) is made and entered into this 4th day of January, 2011, by and between ORANGE BANK OF FLORIDA (the “Seller”), a Florida banking corporation with its main office located at 519 North Magnolia Avenue, Orlando, Florida 32801 and OLD FLORIDA NATIONAL BANK (the “Bank”), a national banking association organized under the laws of the United States with its main office located at 60 Court Avenue, Orlando, Florida 32801.

WITNESSETH

WHEREAS, Seller owns and operates a branch office located at 1777 West Main Street, Inverness, Florida 34450 (the “Branch Office”).

WHEREAS, Seller desires to transfer and the Bank desires to acquire certain Assets (as hereinafter defined).

WHEREAS, Seller desires to transfer and the Bank desires to assume the deposit accounts maintained at or for the Branch Office and certain other liabilities pertaining to the continuing operations thereof.

NOW, THEREFORE, in consideration of the premises and agreements herein contained, and for other consideration the receipt and sufficiency of which are hereby acknowledged, the Bank and Seller agree as follows:

ARTICLE ONE: PURCHASE OF ASSETS, REAL ESTATEAND ASSUMPTION OF DEPOSIT LIABILITIES

1.1       Purchased Assets. For the consideration, in the manner and upon the terms and conditions hereinafter set forth, Seller hereby agrees to sell, convey, transfer and assign to the Bank and the Bank hereby agrees to accept and assume from Seller, as of the close of business on the Closing Date (as hereinafter defined), all of Seller’s interest in the real estate located at 1777 West Main Street, Inverness, Florida, more particularly described in Exhibit A hereto, together with all improvements thereon (the “Real Estate”); Seller’s interest under the maintenance and service agreements attributable to the Branch Office, as listed in Schedule I to this Agreement, and provided the same are assignable (the “Assigned Contracts”); all cash on hand at the Branch Office as of the close of business on the Closing Date; the available paper records and original documents specifically related to the Deposit Liabilities (as defined in Section 1.2 below); copies of all correspondence with Branch Office customers reasonably required for continued servicing of such customers Deposit Liabilities (the “Customer Record”); and all furniture, equipment, fixtures, and other tangible personal property (excluding signage located at the Branch Office) which is described in Schedule II to this Agreement (the “Personal

Property”). All of the assets referred to in the preceding sentence are hereinafter sometimes collectively referred to as the “Assets.” Except as set forth herein, the Real Estate and the Personal Property is being sold to the Bank on an “as is” basis. The Assets shall be transferred by Seller to the Bank on the Closing Date free and clear of all mortgages, pledges, liens, charges and encumbrances, except liens for current taxes not yet due and payable.

1.2       Assumption of Deposit Liabilities. Upon the terms and subject to the conditions hereinafter set forth and except as otherwise provided herein, Seller hereby agrees to transfer and assign, and the Bank hereby agrees to accept and assume the obligations of Seller for all deposit accounts, of every kind and description, maintained at or for the Branch Office at the close of business on the Closing Date, together with unpaid accrued interest thereon through the Closing Date (such deposits and such unpaid accrued interest hereinafter collectively referred to as the “Deposit Liabilities”), including without limitation, with respect to each Individual Retirement Account included among the Deposit Liabilities, the custodial arrangements and responsibilities in connection therewith. The Deposit Liabilities shall not include deposits which cannot lawfully be transferred and also shall not include any deposits of the City of Inverness. The term “accrued interest” shall mean interest on Deposit Liabilities which is accrued but unposted through the Closing Date. A list of all deposits at the Branch Office as of December 30, 2010 (which list shall include the rate of interest being paid on each of the deposits, the interest compound frequency, and whether the interest is paid on the collective balance or available balance of the deposit) is included in Schedule III to this Agreement.

ARTICLE TWO: CLOSING

2.1       The Closing. The purchase and sale of the Assets, and transfer and assumption of the Deposit Liabilities and other liabilities by the Bank hereunder shall be consummated and become effective, subject to the terms and conditions of this Agreement, immediately following a Closing (the “Closing”) to be held at the offices of the Bank in Orlando, Florida, or such other location as the parties may agree, on such date (the “Closing Date”) which shall be such date as the parties shall mutually agree upon, but not later than thirty (30) days following the receipt of all approvals from all required regulatory authorities. The transactions contemplated hereby shall become effective at the close of business on the Closing Date.

2.2       Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller shall convey, assign, and transfer to the Bank and the Bank shall purchase from Seller all of Seller’s right, title, and interest in the Real Estate and the other Assets.

2.3	Assumption of Liabilities.

(a)       On the Closing Date, subject to the terms and conditions set forth in this Agreement, the Bank shall assume liability for the payment and performance of Seller’s obligations accruing on or after the Closing Date for the Deposit Liabilities in accordance with the terms of such Deposit Liabilities in effect on the Closing Date provided, however, nothing herein shall preclude the Bank from thereafter changing the terms and conditions of such Deposit Liabilities to the extent that it can do so in accordance with the terms of the agreements with customers associated with the Deposit Liabilities and in accordance with the terms of this Agreement and applicable law.

(b)       On the Closing Date, the Bank will assume the obligations of Seller with respect to the Assigned Contracts and obligations of Seller to provide services incidental to the Branch Office and the assumption of the Deposit Liabilities accruing on or after the Closing Date in accordance with the terms thereof.

2.4       Payment for Assets and Assumption of Liabilities. On the Closing Date, Seller shall pay to the Bank by wire transfer in immediately available funds the amount of the Deposit Liabilities (which, pursuant to Section 1.2, includes unpaid accrued interest through the Closing Date) as estimated as of the close of business on the third day immediately preceding the Closing Date (the “Estimation Date”) plus the net amount of any prorated items required by Section 2.7 hereof owed by Seller to the Bank and less the sum of: (a) the amount of all cash on hand as of the close of business on the Estimation Date; (b) the net amount of any prorated items required by Section 2.7 hereof owed by the Bank to Seller; and (c) $800,000.

2.5       Custodian Relationships. The Bank shall assume all of the custodian relationships of Seller arising out of any Individual Retirement Account (“IRA”) included in the Deposit Liabilities, and with respect to such accounts, the Bank shall succeed to all such custodian relationships of the Seller as fully and to the same extent as if the Bank had originally acquired, incurred, or entered into such custodian relationships.

2.6       Names and Marks. Seller is not selling, assigning, conveying, transferring or delivering, nor shall the Bank acquire, any rights or interest in or to: (a) the name “Orange Bank of Florida” or any derivation thereof; or (b) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by Seller in connection with its business.

2.7       Prorations. All taxes associated with the Real Estate, and the Personal Property assessments, utility payments, payments due or amounts received on Assigned Contracts and/or the Assets, and similar expenses related to the Assets transferred hereunder shall be prorated between the parties on the basis of a 30-day month and 360-day year as of the Closing Date. Taxes shall be prorated on the basis which is customary in Inverness, Florida. The FDIC premium associated with the Deposit Liabilities during the period during which the Closing Date occurs also shall be prorated. Any items susceptible of being prorated but which cannot be prorated by the Closing Date shall be prorated as soon as the requisite information becomes available. Such adjustments after the Closing Date shall take place at a mutually agreeable time and place within twenty (20) business days of the Closing Date. The Seller shall pay all transfer and recording taxes and fees that are payable or that arise as a result of the sale of the Real Estate to the Bank.

2.8	Transitional Matters.

(a)       During the ninety (90) day period following the Closing Date, the Bank shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, and automated clearinghouse debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders presented to the Bank by mail, over the counter through the check clearing system of the banking industry, by depositors of the Deposit Liabilities on checks, drafts or withdrawal order forms provided by Seller, and in all other respects, to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose deposits are assumed by the Bank.

(b)       If any of the depositors of the Deposit Liabilities, instead of accepting the obligations of the Bank to pay the Deposit Liabilities, shall demand payment from Seller for all or any part of any of the Deposit Liabilities, Seller may make such payment. If any of such depositors draws a check, has or makes an automated clearinghouse generated debit or credit with respect to his or her account, makes an ATM deposit or withdrawal, draft or withdrawal order against the Deposit Liabilities, including accrued interest, assumed from Seller, which is presented or charged to Seller within ninety (90) days after the Closing Date, Seller may pay the same and the Bank will reimburse Seller for any such payment or charges provided there are sufficient funds in the depositor’s account. The Bank and Seller shall settle within twenty-four (24) hours any such deposits received by Seller and any checks, drafts or orders of withdrawal presented by Seller to the Bank so long as presentment is made by 3:00 p.m. on the day of presentment of such item by the depositor whose account is being assumed by the Bank. In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts are assumed, the Bank agrees, at its sole cost and expense, and without charge to such depositors, to notify such depositors, as soon as practicable after the Closing Date, of the Bank’s assumption of the Deposit Liabilities and to furnish each depositor with checks on the forms of the Bank, and with instructions to utilize the Bank’s checks and to destroy unused checks of Seller.

(c)       For a period of thirty (30) days after the Closing Date, Seller shall (within thirty (30) hours of receipt thereof) deliver to the Bank checks presented to Seller for payment which are drawn on accounts which are included in the Deposit Liabilities. The Bank will reimburse Seller for its expenses reasonably incurred in the performance hereof.

ARTICLE THREE: THE BANK’SREPRESENTATIONS AND WARRANTIES

The Bank represents and warrants to Seller as follows:

3.1       Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by the Bank has been duly authorized and approved by all necessary corporate action on the part of the Bank, and this Agreement is legally binding and enforceable against the

Bank in accordance with its terms. This Agreement and the transactions contemplated hereby do not and will not violate any of the provisions of, or constitute a default under: (a) the Articles of Association or Bylaws of the Bank; or (b) any other material agreement, commitment or instrument to which the Bank is a party or by which any of its properties or assets are bound.

3.2       Organization and Good Standing. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and all of its deposits are insured by the FDIC to the extent provided by law, and it has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.

3.3       Governmental Notices. The Bank has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

3.4       Litigation. There is no action, suit, or proceeding pending against the Bank or, to the knowledge of the Bank, threatened against or affecting the Bank before any court or arbitrator or any governmental body, agency, or official which could materially adversely affect the ability of the Bank to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

3.5       Other Information. No representation or warranty by the Bank contained in this Agreement, or disclosure by the Bank in any certificate or other instrument or document furnished or to be furnished by or on behalf of the Bank pursuant to this Agreement, and no information furnished or to be furnished by the Bank for use in applications to various regulatory authorities contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading in any material respect.

3.6       Advice of Changes. Between the date hereof and the Closing Date, the Bank shall promptly advise Seller in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

ARTICLE FOUR: SELLER’SREPRESENTATIONS AND WARRANTIES

Seller represents and warrants to the Bank as follows:

4.1       Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement is legally binding and enforceable against Seller in accordance with its terms. This Agreement and the transactions contemplated hereby do not and will not violate any of the provisions of, or constitute a default under: (a) the Articles of

Association or Bylaws of Seller; or (b) any other material agreement, commitment or instrument to which Seller is a party or by which any of its properties or assets are bound.

4.2       Organization and Good Standing. Seller is a Florida banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida and all of the Deposit Liabilities are insured by the FDIC to the extent provided by law and it has corporate power to carry on its business, including the business of the Branch Office, as it is now being conducted and to consummate the transactions contemplated by this Agreement.

4.3       Governmental Notices. Seller has received no notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

4.4       Litigation. There is no action, suit, or proceeding or investigation of any nature pending, or to the knowledge of Seller, threatened against or affecting Seller before any court or arbitrator or any governmental body, agency, or official or otherwise that challenges the validity or legality of the transactions contemplated by this Agreement or which would adversely affect the Assets or the Branch Office or which could materially adversely affect the ability of Seller to perform its obligations under this Agreement.

4.5       Assets. Seller has title to the Assets, free and clear of all encumbrances, claims, charges, security interests or liens (except liens for current taxes not yet due and payable), if any, which should not materially detract from the value or interference with the use of the Assets.

4.6       Proceedings Relating to Properties. No proceedings to take all or any part of the Real Estate by condemnation or right of eminent domain are pending or to the best of Seller’s knowledge, threatened and Seller’s use of the Real Estate is not, and no complaints have been received by Seller that Seller is, in violation of applicable building, zoning, safety or similar laws, ordinances or regulations. To the best of Seller’s knowledge, there are no special or general assessments pending against or affecting the Real Estate and, to the best of its knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Estate. Seller has operated and conducted its business at the Branch Office in compliance in all material respects with all applicable Environmental Laws (as defined below). To the best of Seller’s knowledge, there have been no releases or threats of releases of hazardous or toxic substances, including without limitation a “hazardous substance” as defined in 42 USC Section 9601(14), oil, gasoline and any other petroleum-based substances, into the environment from the Branch Office. There have been no hazardous or toxic wastes of or generated by Seller which have been disposed of or come to rest at the Real Estate which has been included in any published federal, state or local “superfund” list or any other list of hazardous or toxic waste sites. To the best of Seller’s knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB containing equipment used or stored on, or hazardous waste, as defined by the Resource Conservation and Recovery Act or comparable state or local laws, stored on the Real Estate. “Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws, rules and regulations relating to emissions, discharges, release or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling thereof.

4.7       Taxes, Insurance and Utilities. Seller has no unpaid taxes, and Seller is not aware of any other unpaid taxes which may result in liens being placed on the Assets or the Deposit Liabilities. Seller has not entered into any agreement with any taxing authority that would delay the assessment of any taxes or result in a waiver of any applicable statutes of limitation which, by doing so, may result in liens being placed on any of the Assets or the Deposit Liabilities. Seller shall maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Assets. Seller shall pay all utilities through the Closing Date.

4.8       Financial Statements. The financial information and all other information supplied by Seller to the Bank prior to the execution hereof is true and complete and fairly represents the information set forth therein relating to the Assets and the business conducted by Seller at the Branch Office as of this date (subject, with respect to statements covering a portion of a year, to normal year-end adjustments and accruals).

4.9       Compliance with Law. The Deposit Liabilities were open, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and the Branch Office has been operated in compliance with Seller’s policies and procedures and all applicable federal and state laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a material adverse effect.

4.10     Employee Contracts. There are no oral or written employment contracts between Seller and any of the Branch Employees (as that term is hereinafter defined) not terminable on thirty (30) days’ notice or less after the Closing Date. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Office and Seller is not aware of any pending organizational efforts at the Branch Office. To the best of its knowledge, there has been no indication to Seller that a union organizational effort or labor disturbance is likely at the Branch Office prior to the Closing Date.

4.11     Other Information. No representation or warranty by Seller contained in this Agreement, or disclosure by Seller in any certificate or other instrument or document furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, and no information furnished or to be furnished by Seller for use in applications to various regulatory authorities contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading in any material respect.

4.12     Advice of Changes. Between the date hereof and the Closing Date, Seller shall promptly advise the Bank in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

4.13     Forms. Within thirty (30) days from the date of this Agreement, Seller will provide the Bank with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA custodial agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Office in connection with the Deposit Liabilities. For purposes of this paragraph, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers.

4.14     Withholding Obligations. Schedule 4.14 sets forth each of the Deposit Liabilities which are subject to Withholding Obligations (as defined in Section 11.1), and the frequency and manner of payment for each of the Withholding Obligations relating to such Deposit Liabilities.

ARTICLE FIVE: COVENANTS OF THE BANK

The Bank hereby covenants and agrees with Seller as follows:

5.1       Confidential. The Bank will cause all internal, nonpublic financial and business information obtained by it from Seller or otherwise to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict the Bank from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other materials of Seller and all copies thereof shall be returned to Seller and shall not thereafter be used by the Bank.

5.2       Required Approvals. As soon as practicable after the execution of this Agreement (but not later than 45 days after the date of this Agreement), the Bank shall: (a) submit applications with the Office of the Comptroller of the Currency (the “OCC”) for permission to acquire the Deposit Liabilities pursuant to Section 5(d)(3) of the Federal Deposit Insurance Act and to establish a branch office at the location at which the Branch Office is located; and (b) prepare and submit for filing any and all other applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of the Bank for the transactions described in this Agreement to be consummated. Thereafter, the Bank shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the transactions contemplated herein to be consummated. The Bank shall deliver to Seller, after the filing thereof, copies of each and all of such applications, filings, registrations, and notifications (except for any portions thereof deemed confidential by the Bank), and any supplement, amendment, or item of additional information in connection therewith (except for any portions thereof deemed confidential by the Bank). The Bank shall also deliver promptly to Seller a copy of each material notice, order, opinion, and other item of correspondence received by the Bank from such federal and state authorities (except for any portions thereof deemed confidential by the Bank) and shall advise Seller, at Seller’s request, of developments and progress with respect to such matters.

5.3       Use of Seller’s Name. On and after the Closing Date, the Bank shall not use the name of Seller in any manner in connection with the operation of the Branch Office. No activity conducted by the Bank on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of the Bank.

5.4       Reasonable Best Efforts to Satisfy Conditions. The Bank covenants with and agrees that it: (a) will use its reasonable best efforts to satisfy the conditions to which the obligations of Seller are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement including but not limited to the operational aspects of the transfer of the Deposit Liabilities and the change of signage.

5.5       Further Assurances. On and after the Closing Date, the Bank shall give such further assurances to Seller and, upon Seller’s request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Deposit Liabilities.

5.6        Notices and Change of Name. No later than five (5) Business Days after the Closing, the Bank will (a) notify all persons whose Transferred Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (b) provide all appropriate notices to the Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any reasonable request of the Bank directed to accomplish the removal of Seller’s signage by the Bank and the installation of the Bank’s signage by the Bank; provided, however, that (i) the expense of all such removals and all such installations shall be borne one-half by each of the Seller and the Bank; (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branch Office, (iii) such installed signage shall comply with the applicable zoning and permitting laws and (iv) such installed signage shall be covered in such a way as to make the Bank signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller. The Bank agrees not to use any forms or other documents bearing Seller’s or any of their respective Affiliates’ name or logo after the Closing without the prior written consent of Seller (other than to indicate Seller’s prior ownership of the Branch Office), and, if such consent is given, the Bank agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies the Bank as the party using the form or other document.

ARTICLE SIX: COVENANTS OF SELLER

Seller hereby covenants and agrees with the Bank as follows:

6.1	Access to Records and Information; Personnel; Customers.

             (a)       Between the date of this Agreement and the Closing Date, Seller shall afford to the Bank and its authorized agents and representatives access, during normal business hours and upon reasonable notice, to the properties, operations, books, records, contracts, documents and other information of or relating to the Branch Office. Seller shall cause its personnel to provide assistance in the Bank’s investigation of matters relating to the Branch Office; provided, however, that the Bank’s investigation shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations and provided further that the right of access and examination granted hereby is subject to the requirements of financial privacy laws or similar laws relating to account holders and other records.

             (b)       Seller shall permit Bank, at its expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at the Branch Office at any time prior to the Closing Date. Prior to performing any “phase II environmental audits,” Bank will provide Seller with a copy of its proposed work plan and Bank will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan. Bank and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.1(b) so as not to unreasonably interfere with the conduct of the business of the applicable location, and Bank shall maintain or cause to be maintained adequate insurance with respect to any assessment conducted hereunder. Bank shall be required to restore each real property to its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” shall be borne solely by the Bank, except if any restoration and clean up shall be required, in which event such expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” as well as any restoration and clean up, shall be borne solely by the Seller.

             (c)       Bank may meet with Branch Employees promptly following execution of this Agreement and through the Closing Date to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business.

6.2       Conduct of Business; Certain Covenants. From and after the execution and delivery of this Agreement and until the Closing Date, Seller will: (a) conduct the business of the Branch Office only in the usual and ordinary course of business; (b) retain all necessary business permits, licenses, registrations and authorizations relating to the Branch Office; (c) use its reasonable best efforts to maintain all existing contracts, customers, account relationships and other customer agreements, relationships and business of the Branch Office; and (d) maintain the books, accounts and records relating to the Assets as may be required by law or reasonably necessary to carry out the terms and conditions of this Agreement.

6.3       Required Approvals. As soon as practicable after the execution of this Agreement (but not later than 45 days after the date of this Agreement), Seller shall: (a) submit applications and/or notifications to the FDIC and the Florida Office of Financial Regulation as and to the extent required by law for permission to transfer the Deposit Liabilities pursuant to Section 5(d)(3) of the Federal Deposit Insurance Act; and (b) prepare and submit for filing any and all other applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of Seller for the transactions described in this Agreement to be consummated. Thereafter, Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the transactions contemplated herein to be consummated. Seller shall deliver to the Bank, after the filing thereof, copies of each and all of such applications, filings, registrations, and notifications (except for any portions thereof deemed confidential by Seller), and any supplement, amendment, or item of additional information in connection therewith (except for any portions thereof deemed confidential by Seller). Seller shall also deliver promptly to the Bank a copy of each material notice, order, opinion, and other item of correspondence received by Seller from such federal and state authorities (except for any portions thereof deemed confidential by Seller) and shall advise the Bank, at the Bank’s request, of developments and progress with respect to such matters.

6.4       Employee Matters. On or before the Closing Date, Seller shall notify in writing all employees of the Branch Office (the “Branch Employees”) that the business of Seller has been transferred to the Bank and that effective on the day following the Closing Date, the Bank may offer to employ such of the Branch Employees as in at its sole discretion it so elects on terms and conditions of employment established by the Bank, Seller agreeing to consult with the Bank regarding such notification prior to issuance. The Bank shall have no obligation to hire any Branch Employee.

6.5       Negative Covenants. Except as may be required by regulatory authorities, Seller shall not, without the prior consent of the Bank: (a) transfer to Seller’s other branches or any other person or entity any of the Assets; (b) transfer to Seller’s other branches or any other person or entity any Deposit Liabilities except upon the unsolicited request of a depositor in the ordinary course of business; (c) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets except in the ordinary course of business; (d) invest in any fixed assets or improvements to the Branch Office, except for improvements currently in progress and except for replacements of furniture, furnishings and equipment purchased or made in the ordinary course of business; (e) enter into any contract, commitment, lease or other transaction relating to the Branch Office, except in the ordinary course of business; (f) except in connection with normal salary administration programs, increase the salary, benefits or other compensation of any of the Employees or enter into any management, employment, personal service, consulting, or benefit agreement with any Employee; (g) suffer the imposition of any lien, charge, or encumbrance (to the extent such matter is within the reasonable control of Seller) on any assets (except liens for current taxes not yet due and payable); or (h) make any material change in the practices regarding rates paid on the Deposit Liabilities.

6.6       Confidentiality. Seller will cause all internal, nonpublic financial and business information obtained by it from the Bank or otherwise to be treated confidentially (exercising the same degree of care as it uses to preserve and safeguard its own confidential information); provided, however, that notwithstanding the foregoing, nothing contained herein shall prevent or restrict Seller from making such disclosure thereof as may be required by law or as may be required in the performance of this Agreement. If the transactions contemplated hereby shall not take place, all nonpublic financial statements, documents and other materials of the Bank and all copies thereof shall be returned to the Bank and shall not thereafter be used by Seller in any way detrimental to the Bank.

6.7       Assistance in Obtaining Regulatory Approvals. Seller agrees to use all reasonable efforts to assist the Bank in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide to the Bank or to the appropriate regulatory authorities all information reasonably required to be submitted by the Bank in connection with such approvals.

6.8       Real Estate, Title, and Surveys. At least thirty (30) business days prior to the Closing Date, Seller shall deliver to the Bank copies of the deed which it shall deliver for recordation on the Closing Date which shall be a general warranty deed, subject only to Permitted Exceptions (as hereinafter defined). Seller will convey good and marketable title to the Real Estate to the Bank subject to Permitted Exceptions. No later than twenty (20) days following the date of this Agreement, Seller shall cause to be delivered to the Bank a commitment for title insurance from a title company mutually agreeable to the Bank and Seller (the “Title Insurer”) and insuring the title and interest of the Bank in and to the Real Estate (including without limitation, all easements and rights appurtenant thereto), together with copies of all exceptions to title to the Real Estate. The Bank agrees to review such commitments within twenty (20) days of receipt thereof and to inform Seller in writing within twenty (20) days of receipt thereof as to which exceptions contained therein are not Permitted Exceptions. In addition an as-built survey of the Real Estate dated not earlier than the date of this Agreement, prepared by a licensed surveyor shall be provided to the Bank by Seller. The cost of the survey shall be borne equally by Seller and the Bank.

Unless the Bank notifies Seller of objections to any exceptions shown on the title commitments or of any unacceptable survey defects in writing within twenty (20) days of receipt of the title commitment or survey, as the case may be, all such exceptions or survey defects reflected therein shall be deemed Permitted Exceptions. The term “Permitted Exceptions” shall also mean any or all of the following: (i) those special exceptions, including restrictions, easements, rights of way, leases, and encumbrances referred to in the title commitment to be delivered by Seller to the Bank pursuant to this Agreement, which, in the reasonable opinion of the Bank, individually or in the aggregate do not materially interfere with the present or intended use of the Real Estate; and (ii) statutory liens for current taxes or assessments not yet due.

If title commitments or surveys delivered pursuant to this Section 6.8 disclose title exceptions or survey defects other than Permitted Exceptions, Seller shall have forty-five (45) days from the date of receipt of notice thereof (and the parties shall postpone the Closing Date, if necessary to enable Seller to undertake such activities) to have such exceptions or survey defects cleared, or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions or survey defects by an endorsement in form and substance satisfactory to the Bank. If the exceptions or survey defects are not removed or endorsements over the exceptions or survey defects are not obtained, the Bank, upon notice to Seller within fifteen (15) days after the expiration of the 45-day cure period, may elect (i) to terminate this Agreement in which case this Agreement shall be null and void and the parties shall be under no obligation to each other; or (ii) the Bank may elect to take title notwithstanding the exceptions and such exceptions shall be deemed Permitted Exceptions.

6.9       Transfer of Data. Within forty (40) days of the execution of this Agreement, Seller shall provide to the Bank the format by which Seller proposes to transfer all data on the Deposit Liabilities. The format to be used for transfer of data will be the format normally used by Seller in the electronic processing of its accounts. Any changes from the proposed format which have not been agreed to in writing by Seller shall be at the expense of the Bank.

6.10     Reasonable Best Efforts to Satisfy Conditions. Seller covenants and agrees that it: (a) will use its reasonable best efforts to satisfy the conditions to which the obligations of the Bank are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement including but not limited to the operational aspects of the transfer of the Assets and the assumption of the Deposit Liabilities and the change of signage.

6.11     Restriction on New Branch. The Seller shall not, for a period of two years from the Closing Date, open a new retail banking office within the market area of the Branch Office, as defined below. This restriction shall not affect any banking branch being operated by the Seller as of the close of business on the Closing Date, nor shall such restriction preclude the Seller from acquiring, or being acquired by, another financial institution, which may have a branch or branches within such market area. For purposes of this section, the market area of the Branch Office shall be an area within a 10 mile radius of the Branch Office.

6.12     Further Assurances. On and after the Closing Date, Seller shall give such further assurances to the Bank and, upon the Bank’s request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Real Estate, the other Assets, and the Deposit Liabilities to the Bank.

6.13     Inspection of Premises and Deposit Liabilities. Within thirty (30) days after the date of this Agreement, the Bank may inspect or cause to be inspected the physical condition of the Real Estate and the Personal Property and the terms and conditions of the Deposit Liabilities and Assigned Contracts and give Seller notice (an “Objection Notice”) of any terms and conditions which the Bank does not accept. In the event Seller notifies the Bank in writing of its election not to remedy such conditions within ten (10) days after the receipt of an Objection Notice, the Bank may terminate this Agreement by providing Seller with written notice of its election within ten (10) days after receipt of Seller’s notification. The Bank’s failure to so notify Seller shall constitute an acceptance of such conditions by the Bank.

6.14     Nonsolicitation of Customers and Employees. Seller agrees that, for two years following the Closing Date, it will not, and will not permit any of its affiliates to (i) directly compete for or solicit customers whose deposit accounts are included in the Deposit Liabilities, or (ii) directly compete for or solicit as officers or employees of Seller or any of its affiliates any of the Employees. This Section shall not preclude Seller from making any communication: (i) with any customer who, independent of any solicitation by Seller subsequent to the Closing Date, is or becomes Seller’s customer at a location other than a Branch Office; (ii) with any customer who receives periodic statements from Seller with respect to any outstanding loan or deposit account owned or serviced by or on behalf of Seller after the Closing; or (iii) by means of general advertising or mass mailings which are not specifically targeted to customers of Branch Office. The prohibition on solicitation set forth in this Section 6.14 shall specifically include the prohibition by the Seller on placing any billboard advertising within the City limits of Inverness or a direct mailing and telephone calls to customers whose deposit accounts are included in the Deposit Liabilities. Additionally, this Section shall not preclude Seller from acquiring a financial institution which competes directly with the Bank.

6.15    Employee Training. Seller and the Bank shall agree to mutually acceptable terms and conditions under which the Bank shall be permitted to provide training to Branch Employees who are reasonably anticipated to become employees of the Bank. Any such training will be conducted in a manner that will not unreasonably interfere with the business activities of the Branch Offices.

6.16     Insurance. Seller will maintain in effect until the Closing Date all insurance policies relating to the Branches maintained by Seller on the date hereof or procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. In the event of any damage, destruction or condemnation affecting Real Estate between the date hereof and the time of the Closing, the Bank shall have the right to require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to the Bank any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Estate, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

ARTICLE SEVEN: CONDITIONS PRECEDENT TOSELLER’S OBLIGATIONS

All obligations of Seller under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of Seller), on or before the Closing Date, of the following conditions:

7.1       Regulatory Approvals. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies necessary to permit Seller to consummate the transactions contemplated hereby shall have been obtained.

7.2       Compliance by the Bank. All terms, covenants and conditions of this Agreement to be complied with and performed by the Bank on or before the Closing Date shall have been fully complied with and performed in all material respects.

7.3       Renewal of Representations and Warranties. The Bank’s representations and warranties contained in this Agreement shall be deemed to have been made again as of the Closing Date and, except as otherwise contemplated by this Agreement, shall then be true in all material respects; and the Bank shall have performed and complied with all material agreements, conditions and covenants required by this Agreement to be performed or complied with by the Bank prior to or at the Closing Date.

7.4       Delivery of Documents. The Bank shall have delivered the following documents to Seller:

(a)       An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit B hereto.

(b)       An Assignment and Assumption of Contracts in substantially the form set forth in Exhibit C hereto.

(c)       An Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts in substantially the form set forth in Exhibit D hereto.

(d)       Resolutions of the Bank’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)       A certificate of the Secretary or Assistant Secretary of the Bank as to the incumbency and signatures of officers.

(f)        A certificate signed by a duly authorized officer of the Bank stating that the conditions precedent to the obligations of Seller pursuant to this Agreement have been fulfilled.

7.5       Litigation. No action, suit, proceeding, or claim shall have been instituted, made, or threatened by any person relating to the validity or propriety of the transactions contemplated by this Agreement.

ARTICLE EIGHT: CONDITIONS PRECEDENTTO THE BANK’S OBLIGATIONS

All obligations of the Bank under this Agreement are subject to the fulfillment (or waiver in writing by a duly authorized officer of the Bank), on or before the Closing Date (except with respect to those conditions requiring satisfaction prior to the Closing Date), of each of the following conditions:

8.1       Regulatory Approvals. All required licenses, approvals and consents of any relevant state, federal or other regulatory agencies necessary to permit the Bank to consummate the transactions contemplated hereby shall have been obtained and none of such licenses, approvals or consents shall contain terms and conditions which are unacceptable to the Bank.

8.2       Compliance by Seller. All terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been fully complied with and performed in all material respects.

8.3       Renewal of Representations and Warranties. Seller’s representations and warranties contained in this Agreement shall be deemed to have been made again as of the Closing Date and, except as otherwise contemplated by this Agreement, shall then be true in all material respects; and Seller shall have performed and complied with all material agreements, conditions and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

8.4	Documents. Seller shall have delivered the following documents to the Bank:

(a)       An Assignment and Assumption of Accounts Agreement in substantially the form set forth in Exhibit B hereto.

(b)       An Assignment and Assumption of Contracts in substantially the form set forth in Exhibit C hereto.

(c)       An Assignment, Transfer and Appointment of Successor Trustee for Individual Retirement Accounts in substantially the form set forth in Exhibit D hereto.

(d)	A Bill of Sale in substantially the form set forth in Exhibit E hereto.

(e)       Instruments of conveyance satisfactory to legal counsel for the Bank, together with the title commitments, title insurance, and the survey with respect to the Real Estate conveying the Real Estate to the Bank in compliance with Section 6.8 of this Agreement, including:

(i)           A special warranty deed duly executed and in recordable form for the Real Estate, conveying good, valid and marketable fee simple title to the Real Estate, free and clear of all liens other than Permitted Exceptions.

(ii)       Such affidavits as shall be reasonably required by the title insurance company described in subsection (iii) below to enable Seller to deliver title to the Real Estate as required by this Agreement.

(iii)      Title insurance policy in the face aggregate amount equal to $800,000 issued by a title insurance company reasonably acceptable to Bank insuring Bank’s fee simple interest in the Real Estate (subject only to the Permitted Exceptions) and including standard endorsements and modifications, at Seller’s expense, except for any nonstandard modification or endorsements thereto, which shall be paid at Bank’s expense.

(f)        Listing of the Deposit Liabilities as of the Closing Date on magnetic tape or utilizing such other method of information transfer that the parties may mutually agreed, which Deposit Listing shall include account number, the outstanding principal balance, and the accrued interest.

(g)       Assign, transfer and deliver to Bank such of the following records pertaining to the Deposit Liabilities and the Loans as exist and are readily available and as are necessary to enable Bank to service said deposit accounts and Loans on a continuing basis:

(1)       Signature cards, retirement account files, orders and contracts between Seller and customers of Deposit Liabilities, taxpayer identification number certifications and records relating thereto, including the available paper records and original documents related to such Deposit Liabilities;

(2)       The form of rules and regulations applicable to the accounts to be transferred hereunder; and

(h)       Such other bills of sale, assignments, and other instruments and documents as counsel for the Bank may reasonably require as necessary or desirable for transferring, assigning and conveying to the Bank good, marketable and insurable title to the Assets pursuant to this Agreement.

(i)        Resolutions of Seller’s Board of Directors, certified by Seller’s Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(j)        A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signature of officers.

(k)       A certificate signed by a duly authorized officer of Seller stating that the conditions precedent to the obligations of the Bank pursuant to the Agreement have been fulfilled.

(l)        All Records (as the term is defined herein) capable of being delivered to the Bank. “Records” shall mean: (a) all records and all original documents held by Seller pertaining to the Real Estate and the other Assets at the Branch Office, including but not limited to: records of deposit balances carried with other banks, bankers or trust companies; securities; certificates, title documents to the Personal Property; and (b) all records and original documents relating to the Deposit Liabilities, including but not limited to: signature cards, orders, contracts between Seller and its depositors and records of similar character; and passbooks of depositors held by Seller, deposit slips, canceled checks and withdrawal orders representing charges to accounts of depositors.

8.5       Minimum Deposit Liabilities. The amount of certificates of deposits included in the Deposit Liabilities shall be not less than $5,000,000, and the amount of the transaction accounts included in the Deposit Liabilities shall not be less than $650,000 and 55 such accounts.

8.6       Absence of Certain Changes or Events. From the date hereof to the Closing Date, there shall be and have been no material adverse changes in the Real Estate, the other Assets, the Deposit Liabilities, or otherwise in the business, operations or condition of the Branch Office.

8.7       Litigation. No action, suit, proceeding, or claim shall have been instituted, made, or threatened by any person relating to the validity or propriety of the transactions contemplated by this Agreement.

ARTICLE NINE: TERMINATION

9.1       Termination Provisions. This Agreement may be terminated at any time prior to the Closing Date:

(a)	Mutual Consent. By mutual consent of Seller and the Bank;

(b)       Conditions Precedent. By either Seller or the Bank in the event the conditions precedent to their own obligations as set forth in Articles Seven and Eight have not been met and satisfied or waived or shall have become impossible of fulfillment;

(c)        Elapsed Time. By either Seller or the Bank if the Closing Date does not occur before June 1, 2011, or such later date as the parties may mutually agree upon.

9.2       Procedure Upon Termination. In the event of termination pursuant to Section 9.1 hereof, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party or parties having the right to terminate. If this Agreement is terminated as provided herein:

(a)       Each party will redeliver all documents, work papers and other materials relating to this transaction, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)       All information received by a party with respect to the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any government authority) shall be held confidential by the receiving party, and shall not be used by it for any purpose whatsoever, including for business advantage, or disclosed by it to third parties if otherwise prohibited by state or federal law; and

(c)       The provisions of Section 9.2, Article Ten, Article Twelve, and Article Thirteen of this Agreement shall survive any termination of this Agreement; and

(d)       Nothing contained in this Article Nine shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

ARTICLE TEN: EXPENSES

10.1     Bank’s Expenses. The Bank will pay all expenses incurred by it incident to obtaining requisite regulatory approvals to permit the Bank to consummate the transactions contemplated hereby and all expenses incurred by it incident to the consummation of the transactions contemplated hereby (including fees expenses incurred for legal and accounting services rendered to the Bank in connection with the transactions contemplated hereby).

10.2     Seller’s Expenses. Seller will pay all expenses incurred by it incident to obtaining requisite regulatory approvals to permit Seller to consummate the transactions contemplated hereby and all expenses incurred by it incident to permit Seller to consummate transactions contemplated hereby (including costs associated with the title insurance policy, recording fees and expenses incurred for legal and accounting services rendered to Seller in connection with the transactions contemplated hereby).

10.3     Brokers’ Fees. Seller will pay, indemnify and save harmless the Bank from and against any and all finders’ fees, brokers’ commissions or other similar fees or expenses incurred by Seller (or the Bank as a result of understandings, agreements or arrangements made by Seller) and arising out of or in connection with the transactions contemplated hereby. The Bank will pay, indemnify and save harmless Seller from and against any and all finders’ fees, brokers’ commissions or other similar fees or expenses incurred by the Bank (or Seller as a result of understandings, agreements or arrangements made by the Bank) and arising out of or in connection with the transactions contemplated hereby.

ARTICLE ELEVEN: OTHER AGREEMENTS

11.1     Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities (the “Withholding Obligations”) will be handled as follows:

(a)       Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller; and

(b)       Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date will be remitted by the Bank. At the Closing, Seller will remit to the Bank all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to governmental agencies on or after the Closing Date.

11.2     IRA. Seller will promptly provide the Bank with the proper documents for any IRA deposits assumed by the Bank pursuant to this Agreement. The Seller shall be responsible for all federal and state income tax reporting for the tax period up to and including the Closing Date, the Bank shall be responsible for all federal and state income tax reporting for the tax period following the Closing Date. Seller shall promptly provide to the Bank information in Seller’s possession reasonably referred by the Bank to satisfy its obligations hereunder.

11.3     Interest Reporting. The Seller shall report for the tax period up to and including the Closing Date, and the Bank shall report for the tax period following the Closing Date, all interest credited to, interest paid by, interest withheld from, and early withdrawal penalties charged to the Deposit Liabilities. Said reports shall be made to the holders of deposit accounts and to the applicable federal and state regulatory agencies. Seller shall promptly provide to the Bank information in Seller’s possession reasonably required by the Bank to satisfy its obligations hereunder.

11.4     Pre-Closing, Notices to Depositors. On such date as the parties may agree, or in the absence of such an agreement on the date which is forty-five (45) days (or if such date shall not be a business day, the next preceding business day) prior to the Closing Date, Seller and the Bank will notify all deposit account owners at the Branch Office (the “Depositors”) whose accounts are to be conveyed to and assumed by the Bank of the pending transfer of those accounts. This notice will include a statement by Seller urging Depositors to maintain their deposits at the Branch Office with the Bank. This notice will be in a form acceptable to both parties and in compliance with all federal regulations. Seller will cooperate with the Bank in providing such other notices to customers of the Branch Office as the Bank may reasonably request. The cost of this notice shall be borne equally by Seller and the Bank. In addition, the

Bank may, at its own expense, after the date on which all regulatory approvals contemplated by this Agreement have been received by the appropriate parties (the “Approval Date”) or earlier with the consent of Seller, communicate with and deliver information, brochures, bulletins, press releases and other communications to the Depositors and other customers at the Branch Office concerning the transactions contemplated by this Agreement and concerning the business and operations of the Bank; provided, however, that all such communications shall be subject to reasonable approval by Seller. Seller, if so requested by the Bank, shall on behalf of the Bank, and at the Bank’s expense, furnish such information and communications to the Depositors in as reasonable a manner as is practicable. Seller and the Bank hereby acknowledge and agree that the notices and other communications to the Depositors contemplated hereby will not include information concerning any plans the Bank may have to, after the Closing Date, change rates or other terms and conditions with regard to the Deposit Liabilities.

11.5     Post Closing Certification. Within five (5) business days after the Closing Date, Seller shall deliver to the Bank a statement setting forth the aggregate amount of Deposit Liabilities as of the close of business on the Closing Date, including accrued interest thereon, with a certification of the chief financial officer or other appropriate officer of Seller, certifying that, the information contained in the statement is true, correct, and complete.

11.6     Post Closing Access to Records. After the Closing Date, Seller shall provide the Bank with access to, and will upon the Bank’s request provide the Bank with copies of any Records which are not capable of being transferred to the Bank pursuant to the Agreement.

11.7	Indemnification.

(a)       Indemnification by Seller. Seller shall indemnify, hold harmless, and defend the Bank from and against all losses, claims, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, arising out of any actions, suits, or proceedings, commenced on or prior to the Closing Date relating to operations at the Branch Office; and Seller shall further indemnify, hold harmless, and defend the Bank from and against all claims, losses, liabilities, demands, and obligations, including reasonable attorneys’ fees and expenses, arising out of (i) any actions, suits or proceedings commenced on or after the Closing Date but which relate to Seller’s operations at the Branch Office prior to the Closing Date, and (ii) any breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement.

(b)       Indemnification by the Bank. The Bank shall indemnify, hold harmless and defend Seller from and against all losses, claims, liabilities, demands and obligations, including reasonable attorneys’ fees and expenses, arising out of (i) any actions, suits or proceedings commenced after the Closing Date and which relate to the Bank’s operations of the Branch Office after the Closing Date, and (ii) any breach by the Bank of any representation, warranty, covenant or agreement of the Bank contained in this Agreement.

11.8     Survival of Representations, Warranties and Agreements. Bank’s and Seller’s representations, warranties and agreements under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive for a period of three years following the Closing Date.

ARTICLE TWELVE: AMENDMENT, WAIVER AND NOTICE

12.1     Amendment. Any duly authorized officer of Seller or the Bank may make, execute and deliver such amendment or amendments, modifications, or supplements to this Agreement as any one of such officers signing any such amendment, modification or supplement on behalf of a party may approve, as shall be conclusively evidenced by his or her signature to any such amendment, modification or supplement in such manner as may be agreed upon by them in writing at any time.

12.2     Waiver. The failure of either party at any time or times to require performance at any time prior to the Closing Date of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver at any time prior to the Closing Date by either party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, covenant, representation or warranty of this Agreement.

12.3     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, as follows:

If to the Bank:

Old Florida National Bank

60 Court Avenue

Orlando, Florida 32801

Attention: John O. Burden, President

If to Seller:

Orange Bank of Florida

519 North Magnolia Avenue
Orlando, Florida 32801
Attention: Charlie Brinkley, Chief Executive Officer

ARTICLE THIRTEEN: GENERAL

13.1      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida and, to the extent applicable, to the laws of the United States.

13.2     Entire Agreement. This Agreement the Schedules and the Exhibits attached hereto set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings related to the subject matter hereof.

13.3     Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Agreement, shall be evidenced in writing, properly executed by a duly authorized officer of the party so electing hereunder.

13.4     Public Announcement. Seller and the Bank shall consult with one another concerning the form and substance and timing of any press release of any matters relating to this Agreement.

13.5     No Assignment. Neither party shall assign or transfer any right or interest in and to this Agreement, without the prior written consent of the other party, except that Seller may assign its rights hereunder to any successor thereto by merger or otherwise.

13.6     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.7     Reliance on Headings, Etc. The Article, Section and Subsection Headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.8     Severability Clause. If any provisions of this Agreement shall be held invalid, the remainder shall, nevertheless, be deemed valid and effective.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

SELLER:	BANK:

ORANGE BANK OF FLORIDA	OLD FLORIDA NATIONAL BANK

By: Charlie W. Brinkley, Jr.	By: /s/ John Burden

As Its: Chief Executive Officer	As Its: President

EXHIBIT A

CONVEYED REAL ESTATE LEGAL DESCRIPTION

BEGINNING AT THE NORTHEAST corner of Block B Inverness Heights REV., thence south along the east line of Block B 253.77 feet, thence west 100 feet, thence north parallel with the eastern line 253.18 feet on the northern line of Block B, thence north 89 degrees 39 minutes 45 seconds along northern line 100 feet to the Point of Beginning as described in OR Book 1045, Page 1617 of the Public Records of Citrus County, Florida.

In the event the legal description contained herein differs from the legal description included in the title insurance commitment to be provided pursuant to Section 6.8 of the Agreement, the legal description contained in the title insurance commitment will be used.

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION OF ACCOUNTS AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF ACCOUNTS AGREEMENT is made and entered into this ____ day of _____________, 2011, by and between ORANGE BANK OF FLORIDA (“Seller”) and OLD FLORIDA NATIONAL BANK (“Purchaser”).

RECITALS

A.        Seller and Purchaser have entered into an Agreement to Purchase Assets and Assume Liabilities dated as of January 4, 2011 (the “Agreement”), a copy of which is attached hereto, incorporated herein by reference.

B.        Seller desires to transfer and Purchaser desires to assume the Deposit Liabilities maintained at or for the branch office located at 1777 West Main Street, Inverness, Florida (the “Branch Office”).

C.        Seller and Purchaser have obtained all governmental and regulatory approvals required in connection with the consummation of the transactions contemplated by the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Unless otherwise indicated, all citations to section numbers herein are references to sections in the Agreement.

2.	Seller hereby assigns, and Purchaser hereby assumes liability for the Deposit Liabilities with accrued interest.

3.

By execution hereof, Purchaser agrees to be bound by all of the terms, covenants and conditions of the Agreement and Purchaser agrees to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to the Deposit Liabilities.

4.

All of the savings accounts and savings certificates of Seller assumed by Purchaser at the Closing shall become savings accounts and savings certificates of Purchaser of the same amount, terms, rate and maturity.

5.	Nothing contained herein shall preclude Purchaser from changing the terms or rates with respect to the Deposit Liabilities after the date hereof if it may lawfully do so.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement effective as of the date first written above.

SELLER:	PURCHASER:

ORANGE BANK OF FLORIDA	OLD FLORIDA NATIONAL BANK

By: __________________________________	By: __________________________________

As Its: _______________________________	As Its: ________________________________

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration ORANGE BANK OF FLORIDA (“Assignor”), does hereby assign to ORANGE BANK OF FLORIDA (“Assignee”), all Assignor’s rights and obligations under the contracts described as the Assigned Contracts in that certain Agreement to Purchase Assets and Assume Liabilities dated January 4, 2011, between Assignor and Assignee to be assumed by Assignee, which Assigned Contracts are listed on the schedule of same to be delivered to Assignee which is hereby made a part hereof, and Assignee does hereby assume and agree to discharge all the Assignor’s obligations under the Assigned Contracts.

Assignor and Assignee shall each be indemnified by the other with respect to this assignment to the extent provided in the Agreement to Purchase Assets and Assume Liabilities.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment and Assumption of Contracts this ____ day of ___________, 2011.

ASSIGNOR:	ASSIGNEE:

ORANGE BANK OF FLORIDA	OLD FLORIDA NATIONAL BANK

By: __________________________________	By: __________________________________

As Its: ________________________________	As Its: ________________________________

EXHIBIT D

FORM OF

ASSIGNMENT, TRANSFER, AND APPOINTMENT OF

SUCCESSOR TRUSTEE FOR INDIVIDUAL RETIREMENT ACCOUNTS

KNOW ALL MEN BY THESE PRESENTS THAT:

WHEREAS, ORANGE BANK OF FLORIDA (“SELLER”) and OLD FLORIDA NATIONAL BANK, (“BUYER”) are parties to a certain Agreement to Purchase Assets and Assume Liabilities dated as of January 4, 2011 (“Agreement”), pursuant to which SELLER has agreed to assign and BUYER has agreed to assume the custodianship of certain of SELLER’S Individual Retirement Accounts (“IRAs”) maintained under the custody of SELLER and BUYER has agreed to assume such IRAs upon the terms and conditions contained in the Agreement;

NOW, THEREFORE, SELLER does hereby sell, assign, and transfer to BUYER for valuable consideration paid by BUYER all of SELLER’S right, title, and interest as Custodian in:

1.

All of the IRAs as described in Appendix A attached hereto and incorporated herein. Following the Closing Date, Appendix A shall be amended by attachment of a listing of IRAs as of the close of business on the Closing Date, which IRAs are booked at or attributed to the Office.

2.	All the records, files, correspondence, and documentation relating to the IRAs.

IN WITNESS WHEREOF, SELLER and BUYER have caused this Assignment to be signed by their proper officers, as of this ___ day of __________, 2011.

SELLER:	BUYER:

ORANGE BANK OF FLORIDA	OLD FLORIDA NATIONAL BANK

By: __________________________________	By: __________________________________

As Its: ________________________________	As Its: ________________________________

EXHIBIT E

FORM OF

BILL OF SALE

ORANGE BANK OF FLORIDA (“Seller”) of 519 North Magnolia Avenue, Orlando, Florida 32801, for good and valuable consideration paid and delivered by ORANGE BANK OF FLORIDA (“Purchaser”) of 60 Court Avenue, Orlando, Florida, the receipt of which is hereby acknowledged, does sell to the Purchaser the cash, the personal property, office equipment, fixtures and furnishings and other assets identified on Schedule A.

Seller hereby warrants that Seller is the owner of the Assets free and clear of all mortgages, pledges, liens, charges, or encumbrances, except liens for current taxes not vet due and payable.

Receipt of delivery of the Assets is hereby acknowledged.

Dated this ____ day of __________, 2011.

SELLER:

ORANGE BANK OF FLORIDA

By: __________________________________	By: __________________________________

As Its: _______________________________	As Its: ________________________________

SCHEDULE I

ASSIGNED CONTRACTS

Contract relating to ATM.

SCHEDULE II

PERSONAL PROPERTY

January 4, 2011

INCLUDED:

PERSONAL PROPERTY FOR SALE

EXCLUDED:

SCHEDULE III

DEPOSITS